Exhibit 10.8

Summary of Modification of Relocation Assistance Terms Provided under Offer Letter Between Glen Messina and Ocwen Financial Corporation (“Company”) dated April 17, 2018

Pursuant to the Offer Letter, the Company agreed to offer Mr. Messina reimbursement for commuting expenses incurred prior to August 15, 2019 and home sale assistance provided by a relocation services company, including a guaranteed offer program. The Company’s total cost for reimbursement for costs and expenses relating to Mr. Messina’s relocation (including under the guaranteed offer program but excluding the cost of the temporary commuting) would be limited to $500,000.  Effective April 11, 2019, following changes in the terms of the guaranteed offer program provided by the relocation services company, Mr. Messina agreed to forgo the services of the relocation services company and assume all costs and responsibilities for his relocation, including the sale of his home. In exchange, Mr. Messina received a lump-sum amount equal to the difference between the $500,000 limit on relocation expenses outlined in the Offer Letter and the amount he had been reimbursed to-date under the relocation program (excluding commuting expenses as described above). In addition, the Company agreed to extend reimbursement for Mr. Messina’s commuting expenses through December 31, 2019. Mr. Messina agreed that in the event he resigns from his position within one year of receipt of the lump sum payment, he will be required to reimburse the Company for all amounts paid, a total of $500,000.